The Cash Management Trust of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$502,094
Class B	$6,604
Class C	$5,486
Class F	$1,199
Total	$515,383
Class 529-A	$10,493
Class 529-B	$262
Class 529-C	$834
Class 529-E	$601
Class 529-F	$394
Class R-1	$1,077
Class R-2	$27,010
Class R-3	$22,612
Class R-4	$11,772
Class R-5	$7,976
Total	$83,031

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0483
Class B	$0.0403
Class C	$0.0388
Class F	$0.0458
Class 529-A	$0.0469
Class 529-B	$0.0389
Class 529-C	$0.0378
Class 529-E	$0.0429
Class 529-F	$0.0479
Class R-1	$0.0386
Class R-2	$0.0389
Class R-3	$0.0428
Class R-4	$0.0465
Class R-5	$0.0494

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	12,023,573
Class B	214,909
Class C	216,257
Class F	36,480
Total	12,491,219
Class 529-A	269,131
Class 529-B	10,509
Class 529-C	29,674
Class 529-E	16,587
Class 529-F	10,743
Class R-1	38,612
Class R-2	770,785
Class R-3	621,165
Class R-4	342,806
Class R-5	180,066
Total	2,290,078

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$1.00
Class B	$1.00
Class C	$1.00
Class F	$1.00
Class 529-A	$1.00
Class 529-B	$1.00
Class 529-C	$1.00
Class 529-E	$1.00
Class 529-F	$1.00
Class R-1	$1.00
Class R-2	$1.00
Class R-3	$1.00
Class R-4	$1.00
Class R-5	$1.00